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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

      We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 27, 2003, except for Note 16 which is as of March 3, 2003, relating to the financial statements, which appears in the 2002 Annual Report to Stockholders, which is incorporated by reference in Wyeth's Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated January 27, 2003 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP
Florham Park, NJ
February 3, 2004